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                                                                    Exhibit 10.6


                  [LETTERHEAD OF RELIANCE GROUP HOLDINGS, INC.]




                                                               November 22, 1999


Mr. Robert S. Miller
20 Maury Mountain Lane
P.O. Box 4130
Sunriver, Oregon 97707


Dear Steve:

This will confirm that we have reached the following agreements concerning your employment by Reliance Group Holdings, Inc. ("Reliance"):

1. You will serve as President of Reliance for a term of up to six months, commencing today and ending on the earlier of May 22, 2000 or the effective date of a Change of Control of Reliance, i.e. the acquisition by a non-affiliate of more than 50% of the outstanding common stock of Reliance or substantially all of Reliance's assets (your "Term of Employment").

2. Your principal responsibilities as President will be to assist me and the Board of Directors in developing and implementing strategic and financial alternatives for Reliance with the goal of maximizing the value of Reliance for the shareholders. You will devote your full working time during customary business hours and your best efforts to the proper performance of your duties hereunder and you will not have any other employment (excluding serving as an outside director of companies previously disclosed to us) during your Term of Employment.

3. You will also serve as a Director of Reliance at the pleasure of the Board and the shareholders.

4. During your Term of Employment, you will be paid a salary of one million dollars, payable in accordance with Reliance's usual and customary pay procedures and subject to appropriate withholding for federal, state or local income or other taxes which Reliance determines are required to be withheld.


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Mr. Robert S. Miller
November 22, 1999
Page 2



5. You will be granted a stock option under Reliance's 1999 Stock Option Plan for one million shares of Reliance common stock, which will vest in full on the earlier of the end of your Term of Employment or the effective date of a Change of Control of Reliance.

6. You will be reimbursed by Reliance for all documented reasonable business expenses actually incurred and paid by you during the Term of Employment in the performance of your duties to Reliance in accordance with the policies of Reliance in effect from time to time.

7. You will acquaint yourself with and abide by Reliance's corporate policies including its Code of Conduct and its policy on the trading of securities.

8.       Reliance may terminate you "for cause" in the event of the following:

         (a)      your conviction of a crime;

         (b) your willful misconduct in connection with the performance of your duties, after a determination by Reliance's Board of Directors that such conduct warrants your termination; or

         (c) your willful failure to perform specific written directives from Reliance's Board of Directors or Chairman, which directives are consistent with the scope and nature of your responsibilities as President, and failure to cure such failure within five days after written notice thereof.


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Mr. Robert S. Miller
November 22, 1999
Page 3




9. If you are terminated not "for cause", your Term of Employment will be deemed to end and you will be paid the balance of your salary as set forth above and your stock options will immediately vest as set forth above.

10. During your Term of Employment and thereafter, you will not disclose, directly or indirectly, to any third party any confidential or non-public proprietary information pertaining to Reliance or any of its affiliates, unless specifically authorized to do so by the Chairman of the Board of Reliance. All internal documents pertaining to Reliance or its affiliates which are made available to you or prepared or compiled by you during your Term of Employment are the exclusive property of Reliance and shall be delivered to Reliance upon the termination of your Term of Employment, or upon request of the Chairman of the Board of Reliance. You will continue to cooperate with Reliance after your Term of Employment as to any matter with which you were involved during your Term of Employment, and will be reimbursed for any time and expenses incurred by you in such cooperation. This paragraph 11 will survive the termination of this agreement and your Term of Employment.

11. This Agreement is intended to be binding on you and Reliance, is to be governed by and construed in accordance with the laws of New York, and contains our complete agreement with respect to your employment by Reliance.


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Mr. Robert S. Miller
November 22, 1999
Page 4





Please indicate your complete agreement to the foregoing by signing a copy of this letter and returning it to me.

                                                         Sincerely,



                                                         /s/Saul P. Steinberg
                                                         --------------------
                                                         Saul P. Steinberg



SPS:ho'l

AGREED:

/s/ Robert S. Miller
----------------------------
Robert S. Miller